UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2011

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32868 (Commission File Number)	52-2319066 (IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)

Registrant's telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)    Not applicable.

(b)    Not applicable.

(c)    Not applicable.

(d)    Not applicable.

(e)    Cox Employment Agreement

On November 1, 2011, the Company entered into an employment agreement (the “Agreement”) with Mark B. Cox, the Company's Executive Vice President and Chief Financial Officer. The Agreement expires on October 31, 2016 and supersedes the employment agreement between the Company and Mr. Cox dated August 25, 2009. Under the terms of the Agreement, Mr. Cox will receive a base salary of $280,000 effective November 1, 2011 and a cash bonus of $80,000 (the “Contract Bonus”) within 30 days of his execution of the Agreement. If annual cash bonuses are paid to the Company's officers during the term of the Agreement (the “Term”) for service during the preceding calendar year, Mr. Cox is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year.

On December 10, 2011, Mr. Cox will be granted 200,000 restricted stock units ("RSUs") of which 21,500 will vest on June 10, 2012 and 10,500 will vest on the tenth day of the last month of each calendar quarter thereafter through September 10, 2016. Income taxes incurred by Mr. Cox as a result of RSUs granted under the Agreement will be reimbursed to him, but not grossed up, at his marginal tax rate, provided that the aggregate value of such tax reimbursements provided to him during the Term shall not exceed the value that would be reimbursed to him if the fair market value of the Company's common stock were $13.00 on each RSU vesting date.

Upon termination of his employment by the Company for any reason other than for cause, Mr. Cox will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance benefits for six months following termination. In addition, if the Company terminates Mr. Cox's employment during the term of the Agreement (the “Term”) for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of the Term. If Mr. Cox terminates his employment prior to October 31, 2012, the Company may “clawback” a pro rata portion of the Contract Bonus. In addition, if Mr. Cox terminates his employment during the Term without providing at least six months advance written notice, the Company may also “clawback” an amount equivalent to the amount of base salary he would have earned during the required, but not provided, notice period.

Daily Employment Agreement

On November 1, 2011, the Company entered into an employment agreement (the “Agreement”) with Harry P. (Pete) Daily, the Company's Executive Vice President and the President of the Company's wholly-owned subsidiary, Delek Marketing & Supply, Inc. The Agreement expires on October 31, 2016. Under the terms of the Agreement, Mr. Daily will receive a base salary of $250,000 effective November 1, 2011 and a cash bonus of $50,000 (the “Contract Bonus”) within 30 days of his execution of the Agreement. If annual cash bonuses are paid to the Company's officers during the term of the Agreement (the “Term”) for service during the preceding calendar year, Mr. Daily is guaranteed an annual cash bonus between 33% and 75% of his base salary at the end of the bonus year.

On December 10, 2011, Mr. Daily will be granted 100,000 restricted stock units of which 10,750 will vest on June 10, 2012 and 5,250 will vest on the tenth day of the last month of each calendar quarter thereafter through September 10, 2016.

Upon termination of his employment by the Company for any reason other than for cause, Mr. Daily will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance benefits for six months following termination. In addition, if the Company terminates Mr. Daily's employment during the term of the Agreement (the “Term”) for any reason other than for cause, he will also be entitled the immediate vesting of all unvested equity awards to the extent that the awards would have vested if his employment would have continued for the lesser of six months or the expiration of the Term. If Mr. Daily terminates his employment prior to October 31, 2012, the Company may “clawback” a pro rata portion of the Contract Bonus. In addition, if Mr. Daily terminates his employment during the Term without providing at least six months advance written notice, the Company may also “clawback” an amount equivalent to the amount of base salary he would have earned during the required,

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but not provided, notice period.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	November 7, 2011	DELEK US HOLDINGS, INC.

		By:	/s/ Mark B. Cox
		Name:	Mark B. Cox
		Title:	Executive Vice President / Chief Financial Officer

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